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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-22726
                                                -------

                              Safeskin Corporation
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             (Exact name of registrant as specified in its charter)

                             12671 High Bluff Drive
                               San Diego, CA 92130
                                 (619) 794-8111
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    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          Common Stock, $.01 par value
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)   [x]         Rule 12h-3(b)(1)(ii)  [ ]
              Rule 12g-4(a)(1)(ii)  [ ]         Rule 12h-3(b)(2)(i)   [ ]
              Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(ii)  [ ]
              Rule 12g-4(a)(2)(ii)  [ ]         Rule 15d-6            [ ]
              Rule 12h-3(b)(1)(i)   [x]

Approximate number of holders of record as of the certificate or notice date:
One

         Pursuant to the requirements of the Securities Exchange Act of 1934 Safeskin Corporation has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   February 11, 2000                   BY:     Ronald D. McCray
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                                            Name:   Ronald D. McCray
                                            Title:  Vice President and Secretary